Excellent opportunity for ranchers to share information with consumers	Transition period and Fiscal Year 2012 first quarter
USPB Producers Promote Beef at Stew Leonard’s	Company Files Earnings Results

USPB producers from South Dakota, Mississippi, Texas and Kansas spent their Memorial Day weekend promoting beef in Connecticut and New York. This is the third year that USPB producers have promoted beef at the Stew Leonard’s stores. Nearly 250,000 customers shopped at the company’s four stores during the promotion. In total, they bought more than 21,000 pounds of Stew’s “Naked” sirloins (which is National Beef’s NatureSource® Natural Angus Beef product) during the two day event.

Troy and Stacy Hadrick, Faulkton, SD, Cooper and Katie Hurst, Woodville, MS, Tim and Julie Stedje, Gruver, Tx, and Shawn and Nicky Tiffany, Herington, KS, along with USPB's Brian Bertelsen handed out more than 300 pounds of samples of the featured sirloin steaks to consumers who lined up to taste Stew Leonard's "Naked" beef.

The family-owned business has been recognized by Fortune magazine as one of the top 100 companies to work for each of the last 11 years.

 Stew Leonard’s has 2,400 employees in its four stores. Over 80 percent of the items sold in these stores are fresh. Stew Leonard’s has a loyal customer base in a heavily populated area that offers consumers a lot of shopping alternatives. Nearly 2 million consumers live within 10 miles of its stores.

“Stew Leonard’s has been a great customer for our company in part because of the effort USPB’s producers have made to help promote his product over Memorial Day weekend every year,” said Jesse Hunsberger, Account Manager, Northeast Region for National Beef, who also attended the promotion. “I was impressed with the ranchers’ knowledge and the enthusiasm they showed in visiting with a lot of consumers during the promotion and I know Stew Leonard’s staff was as well. It’s a unique opportunity to differentiate our company in serving this customer.”

Judging from comments posted on Stew Leonard’s FaceBook page it appears his customers enjoyed the promotion. Here’s a sample: “Just met these guys. ..their beef is better than high quality. It’s terrific.”w

As a result of changing our fiscal year, USPB was required to report its financial results for the four month period ended December 31, 2011. For that period, USPB realized a net income of $782.0 million, the majority of which was due to $777.7 million gain on the sale of a majority of USPB’s ownership interest in NBP to Leucadia. The remainder of the income in the transition period, $4.3 million, was from normal operations and compared to a net income of $46.3 million for the same period in the prior year. This decrease was primarily a result of lower gross processing margins.

Although income from normal operations was down, our sales were higher in the transition period primarily from an increase in the net sales per head compared to the same period in the prior year, as the demand for beef products remained strong, and the price of beef products increased during the period.

On June 15, USPB filed a 10-Q for the first quarter of USPB’s new fiscal year 2012, which ended March 31, 2012. USPB realized a net loss of $4.8 million compared to a net income of approximately $42.5 million for the thirteen-week period

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If you have an interest in buying or selling USPB units, complete listings of “matches” for all classes of USPB units, as well as USPB Security and Exchange Commission filings can be viewed at www.agstocktrade.com. Matches do not constitute a completed transaction until the conditions for closing have been met. w

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USPB Adjusts ASV Premium U.S. Premium Beef has increased the Age and Source Verified (ASV) premium to $35 per head for the period July 2

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 5/06/12 to 6/02/12
	Base Grid
(Numbers in Percent)	All	Top 25%
Yield	64.99	65.53
Prime	1.95	3.53
CH & PR	71.29	80.14
CAB	21.21	30.20
BCP	16.15	19.24
Ungraded	0.76	0.30
Hard Bone	0.28	0.06
YG1	13.88	8.70
YG2	40.28	38.79
YG3	36.94	43.02
YG4	8.31	9.10
YG5	0.58	0.39
Light Weight	0.38	0.14
Heavy Weight	3.05	2.76
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$20.90	$33.17
Yield Benefit	$27.53	$40.49
Yield Grade	-$3.28	-$3.79
Out Weight	-$4.47	-$3.89
ASV	$14.22	$25.11
Natural	$2.21	$5.96
Total Premium	$57.11	$97.05

through December 29, 2012. The ASV premium remains at $30 per head through June 30, 2012. Currently, ASV reservations for June are filled. Cattle delivery projections are required from feedyards who want to receive USPB’s ASV premiums. ASV premiums are based on market conditions and will be adjusted accordingly as conditions warrant. Please call our office at 866-877-2525 when you place ASV cattle on feed to ensure that they have a reservation in our program.w

Company Files Earnings Results...	continued from page 1

ended March 26, 2011, a decrease of approximately $47.3 million. The loss for the current period was primarily due to lower gross processing margins. However, the sale of the majority of USPB’s ownership interest to Leucadia significantly reduced the amount of the loss that would have otherwise been recognized.

Please call our office if you have questions about USPB’s financial results.w

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2012, which ends August 25, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.w

Fiscal Year 2012 Annual Meeting To Be Held on March 26, 2013

As a result of moving the company’s fiscal year to a calendar year, U.S. Premium Beef’s fiscal year 2012 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on March 26, 2013. A pre-annual meeting reception will be held on the evening of March 25 at the Airport Hilton. Watch upcoming UPDATES for more information on the annual meeting. w